appTech
5876 Owens Ave. Ste. 100
Carlsbad, Ca 92008

AppTech Equity Incentive Plan

1. **Purpose of the Plan**

The purpose of this Plan is to strengthen AppTech Corp. (the "Company") by providing incentive stock awards as a means to attract, retain and motivate Employees, Directors, Merchants, Referral Partners and Channel Partners, and Other Individuals.

2. **Administration of the Plan**

This Plan shall be administered by the Compensation Committee (the "Committee") composed of members selected by, and serving at the pleasure of, the Board of Directors. The Committee shall have the power to make all determinations necessary for the administration of the Plan. If no such Committee is in place, the Board of Directors shall be responsible for administering the Plan.

3. **Grant of Stock Award**

The Compensation Committee, or in its absence, the Board of Directors, is authorized to grant incentive stock awards in association with employee, director, independent contractor, merchant, referral partner, channel partner and other agreements. Any stock award granted under this Plan shall be granted within three (3) years from the date the Plan is adopted.

4. **Stock Subject to the Plan**

The aggregate number of shares that may be issued pursuant to options granted under this Plan shall be 5,000,000 (five million) shares of restricted stock units ("RSUs") in the Company. All RSUs are subject to the vesting schedule and limitations as described in the respective agreements granting the RSU.

5. **Aggregate Fair Market Value**

The fair market value shall be determined by aggregate fair market value of the stock, as determined in good faith, by the Committee at the time of the stock award is granted.

6. **Manner of Stock Award**

Any stock award granted pursuant to this Plan shall contain provisions, established by the Committee, or in its absence, the Board of Directors, setting forth the manner of receiving the stock award. The stock award may be subject to earlier termination as provided in this Plan. The individual receiving the stock award shall have the right to receive property at the time of receiving the stock award.

7. **Stock Award is Non-Transferable**

The terms of any stock award granted under this Plan shall make the stock award non-transferable by the individual except by will or the laws of decent and distribution, and only awarded to the individual during his or her lifetime.

appTech
5876 Owens Ave. Ste. 100
Carlsbad, Ca 92008

8. Stock Subject to Stock Award

The Company shall at all times during the term of this Plan reserve the number of shares required to meet the requirements of this Plan, and shall pay fees and expenses necessarily incurred by the Company in connection with granting the stock awards under this Plan.

In the event of a stock split, reverse stock split, stock dividend, combination, or reclassification of the Company's stock, an appropriate and proportionate adjustment shall be made in the number of shares to which stock options may be granted. A corresponding change shall be made to the number and kind of shares of unearned shares under this Plan.

9. Merger, Consolidation, or Dissolution of Company

Following the merger of one or more Companies into the Company, or any consolidation of the Company and one or more Companies, in which the Company is the surviving Company, the stock awards under this Plan shall apply to the shares of the surviving Company. In this event, the number of shares awarded is subject to adjustments as described in section 9 of the Plan.

Notwithstanding any other provision of this Plan, all stock awards under this Plan shall terminate on the dissolution or liquidation of the Company, or on any merger or consolidation in which the Company is not the surviving Company.

10. Other Stock Award Terms

Any stock award granted pursuant to this Plan shall contain any other terms that the Board of Directors, the Company's legal counsel, or the Committee deems necessary.

11. Amendment and Termination of the Plan

The Board of Directors may at any time amend or terminate this Plan. No stock award may be granted after termination. However, the amendment or termination of the Plan shall not alter any rights or obligation under a stock award previously granted, unless the individual consents to that alteration.

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Signature

Luke D'Angelo
Interim CEO/Chairman of the Board

6-12-2020
Date